Exhibit 99.1

Press Contact:	Investor Relations:
Drew Guthrie	Melissa Kivett	John Egan
Manager, Communications	Senior Vice President	Vice President
and Media Relations	Investor Relations	Investor Relations
Phone: 212-859-7002	Phone: 212-859-7029	Phone: 212-859-7197
Fax: 212-859-5893	Fax: 212-859-5893	Fax: 212-859-5893
drew.guthrie@assurant.com	melissa.kivett@assurant.com	john.egan@assurant.com

FOR IMMEDIATE RELEASE

Assurant Reports Q3 2007 Net Operating Income of $195.7 Million

($1.63 per diluted share), an Increase of 28% Over Q3 2006;

Net Income of $187.2 Million ($1.56 per diluted share)

New York – November 1, 2007 – Assurant, Inc. (“Assurant”) (NYSE: AIZ), a premier provider of specialized insurance and insurance-related products and services, today reported its results for the third quarter of 2007 and the nine months ended September 30, 2007.

Third Quarter Results

Net income in the third quarter of 2007 increased 24% to $187.2 million, or $1.56 per diluted share, compared to third quarter 2006 net income of $151.3 million, or $1.18 per diluted share.

Net operating income (see footnote 1 at the end of this release) for the third quarter of 2007 increased 28% to $195.7 million, or $1.63 per diluted share, compared to third quarter 2006 net operating income of $153.0 million, or $1.20 per diluted share.

J. Kerry Clayton, interim president and chief executive officer, said: “Assurant’s performance so far this year and during the quarter illustrates the strength of our diversified specialty insurance strategy, and our prudent, focused approach to long-term profitable growth in targeted areas. Our strategy is fortified by our solid financial foundation and is reinforced by our strong leadership team which continues a disciplined approach.”

Net earned premiums of $1.89 billion in the third quarter of 2007 increased 10% from $1.72 billion in the third quarter of 2006, driven primarily by growth in Assurant Specialty Property.

Net investment income in the third quarter of 2007 increased 7% to $194.0 million from $180.7 million in the third quarter of 2006 primarily as a result of an increase in average invested assets and higher investment yield.

Nine-Month Results

Net income in the first nine months of 2007 was $532.9 million, or $4.37 per diluted share, an increase of 15%, compared to net income of $464.9 million, or $3.58 per diluted share, for the first nine months of 2006.

Net operating income for the first nine months of 2007 was $539.8 million, or $4.42 per diluted share, an increase of 16% compared to net operating income of $466.5 million, or $3.59 per diluted share, for the first nine months of 2006. Net operating income excludes capital gains and losses and other unusual, or non-recurring items.

Net earned premiums of $5.45 billion in the first nine months of 2007 increased 7% from $5.08 billion in the first nine months of 2006.

Net investment income in the first nine months of 2007 increased 9% to $601.2 million from $553.7 million in the first nine months of 2006 primarily resulting from an increase in average invested assets and $37.0 million of real estate investment income compared with $18.0 million in the first nine months of 2006.

The following chart provides a reconciliation of net operating income to net income for Assurant:

	For the Three Months Ended		For the Nine Months Ended
	September 30, 2007	September 30, 2006	September 30, 2007	September 30, 2006
	(UNAUDITED)
	(amounts in millions, net of tax)
Assurant Solutions	$37.4	$41.7	$111.7	$118.6
Assurant Specialty Property	114.7	53.4	279.3	177.2
Assurant Health	39.4	44.8	113.7	131.0
Assurant Employee Benefits	20.4	24.4	70.8	64.2
Corporate and other	(11.7)	(7.5)	(22.1)	(13.0)
Amortization of deferred gain on disposal of businesses	5.4	6.1	16.2	18.4
Interest expense	(9.9)	(9.9)	(29.8)	(29.9)

Net operating income	195.7	153.0	539.8	466.5
Adjustments:
Net realized (losses) on investments	(8.5)	(1.7)	(6.9)	(3.1)

Net income before cumulative effect of change in accounting principle	187.2	151.3	532.9	463.4
Cumulative effect of change in accounting principle	—	—	—	1.5

Net income	$187.2	$151.3	$532.9	$464.9

Assurant Solutions

Assurant Solutions third quarter 2007 net operating income was $37.4 million, a 10% decrease from the third quarter 2006 net operating income of $41.7 million. The third quarter of 2006 benefited from $5.4 million after-tax of fee income from a closed block of extended service contract business. In the third quarter of 2007, the preneed insurance product benefited from the July 2007 acquisition of Mayflower National Life Insurance Company (“Mayflower”). Net operating income for the first nine months of 2007 was $111.7 million, a 6% decrease from $118.6 million during the first nine months of 2006. Results for the first nine months of 2007 were positively impacted by increased investment income including an additional $7.6 million of after tax real estate investment income compared to the first nine months of 2006. The quarter and first nine months of 2007 declined primarily as a result of higher domestic and international combined ratios due to less favorable domestic service contract loss experience, the previously disclosed loss of a debt deferment client in late 2006 and continued investments made to support the business’ international strategic expansion.

Assurant Solutions third quarter 2007 net earned premiums increased 10% to $649.9 million from $591.2 million in the third quarter of 2006. Net earned premiums for the first nine months of 2007 increased 6% to $1.85 billion from $1.75 billion during the first nine months of 2006. The increases for the quarter and nine months were primarily due to continued strong growth in domestic and international service contracts and $9.9 million of preneed premiums from the Mayflower acquisition. The increases were partially offset by declines in preneed premiums due to the 2005 sale of the U.S. independent franchise and in domestic credit insurance which continues to diminish consistent with long-term expectations.

Assurant Specialty Property

Assurant Specialty Property third quarter 2007 net operating income was $114.7 million, up significantly from $53.4 million in the third quarter of 2006. Net operating income in the first nine months of 2007 increased 58% to $279.3 million compared to $177.2 million in the first nine months of 2006. Net operating income increases for the third quarter and the first nine months of 2007 were primarily driven by the continued growth in creditor-placed homeowners insurance both organically and through acquisition, continued exceptional combined ratios, including no catastrophic experience during the quarter or year-to-date, and increased investment income.

Assurant Specialty Property third quarter 2007 net earned premiums increased 42% to $445.2 million compared to $313.6 million in the third quarter of 2006. Net earned premiums for the first nine months of 2007 increased 41% to $1.21 billion compared to $857.4 million in the first nine months of 2006. These increases are primarily due to the continued organic growth in creditor-placed homeowners insurance. The nine month results benefited from the creditor-placed business acquired from Safeco in May of 2006.

Assurant Health

Assurant Health third quarter 2007 net operating income decreased 12% to $39.4 million from $44.8 million in the third quarter of 2006. The third quarter of 2006 benefited from $2.6 million after-tax in favorable legal settlements. Net operating income for the first nine months of 2007 decreased 13% to $113.7 million from $131.0 million in the first nine months of 2006. The decreases for the quarter and first nine months of 2007 are primarily due to the decline in small group net earned premiums and an increase in the combined ratio due to higher small group loss experience. This was partially offset by continued individual medical net earned premium growth. After-tax real estate investment income was $2.5 million less in the first nine months of 2007 compared with the same period in 2006.

Assurant Health third quarter 2007 net earned premiums decreased 1% to $514.2 million from $521.5 million in the third quarter of 2006. Net earned premiums for the first nine months of 2007 decreased 2% to $1.54 billion from $1.56 billion in the first nine months of 2006. Although individual medical premiums for the quarter and first nine months grew, individual medical sales for the quarter declined due to increased competitive pressures. Small group premiums continued to decline as expected.

Assurant Employee Benefits

Assurant Employee Benefits third quarter 2007 net operating income decreased 16% to $20.4 million from net operating income of $24.4 million in the third quarter of 2006. Although group life loss experience was good for the quarter, it was not as good as the excellent group life loss experience in the same period last year. Group disability and group dental loss experience continued to be favorable. Net operating income during the first nine months of 2007 increased 10% to $70.8 million from $64.2 million during the first nine months of 2006. Results for the first nine months of 2007 benefited from continued favorable overall loss experience, particularly in group disability, and were positively impacted by an additional $9.3 million of after-tax real estate investment income compared to the first nine months of 2006.

Assurant Employee Benefits third quarter 2007 net earned premiums decreased 2% to $284.0 million from $291.2 million in the same year-ago period. Net earned premiums for the first nine months of 2007 decreased 5% to $853.2 million from $899.9 million in the first nine months of 2006. These decreases are due to lower persistency as the company continues to implement its small case strategy.

Corporate

Corporate and other net operating loss for the third quarter of 2007 was $11.7 million, compared to a loss of $7.5 million in the third quarter of 2006. The decrease is mainly due to $3.2 million after-tax of expenses related to the ongoing SEC investigation regarding certain loss mitigation products. Corporate and other net operating loss for the first nine months of 2007 was $22.1 million compared to a loss of $13.0 million during the first nine months of 2006. This decline was primarily due to $3.2 million after tax of expenses related to the ongoing SEC investigation regarding certain loss mitigation products and $3.5 million of expenses due to the change in certain tax liabilities.

Financial Position

At September 30, 2007 total assets were $26.6 billion. Stockholders’ equity, excluding Accumulated Other Comprehensive Income (AOCI), was $3.9 billion and book value per diluted share, excluding AOCI, was up 10% to $32.99 from $29.97 at December 31, 2006. Nine month annualized operating return on equity (ROE), excluding AOCI, (see footnote 2), was 18.8%, and rolling four quarter operating ROE, excluding AOCI, (see footnote 2), was 18.0%. The debt to total capital ratio, excluding AOCI, was 20.2%.

Earnings Conference Call

Assurant will host a conference call Thursday, November 1, 2007 at 9:00 A.M. (ET) with access available via Internet and telephone. Investors and analysts may participate in the live conference call by dialing 888-295-3418 (toll-free domestic) or 706-643-9286 (international); passcode: 18610048. Please call to register at least 10 minutes before the conference call begins. A replay of the call will be available for one week via telephone starting at approximately 12:00 P.M. (ET) and can be accessed at 800-642-1687 (toll-free domestic) or 706-645-9291 (international); passcode: 18610048. The webcast will be archived for one month on Assurant’s website.

About Assurant

Assurant is a premier provider of specialized insurance products and related services in North America and selected other international markets. The four key businesses — Assurant Solutions; Assurant Specialty Property; Assurant Health; and Assurant Employee Benefits — have partnered with clients who are leaders in their industries and have built leadership positions in a number of specialty insurance market segments in the U.S. and selected international markets. The Assurant business units provide debt protection administration; credit-related insurance; warranties and service contracts; pre-funded funeral insurance; creditor-placed homeowners insurance; manufactured housing homeowners insurance; individual health and small employer group health insurance; group dental insurance; group disability insurance; and group life insurance.

Assurant, a Fortune 500 company and a member of the S&P 500, is traded on the New York Stock Exchange under the symbol AIZ. Assurant has more than $25 billion in assets and $7 billion in annual revenue. Assurant has more than 13,000 employees worldwide and is headquartered in New York’s financial district. www.assurant.com.

Safe Harbor Statement

Some of the statements included in this press release, particularly those anticipating future financial performance, business prospects, growth and operating strategies and similar matters, are forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. For a discussion of the factors that could affect our actual results please refer to the risk factors identified from time to time in our SEC reports, including, but not limited to, our 10-K, as filed with the SEC.

Non-GAAP Financial Measures

Assurant uses the following non-GAAP financial measures to analyze the company’s operating performance for the periods presented in this press release. Because Assurant’s calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing Assurant’s non-GAAP financial measures to those of other companies.

(1)	Assurant uses net operating income as an important measure of the company’s operating performance. Net operating income equals net income excluding net realized gains (losses) on investments and other unusual and/or infrequent items. The company believes net operating income provides investors a valuable measure of the performance of the company’s ongoing business, because it excludes both the effect of realized gains (losses) on investments that tend to be highly variable from period to period, and those events that are unusual and/or unlikely to recur.

(2)	Assurant uses both annualized operating ROE and rolling four quarter operating ROE as important measures of the company’s operating performance. Annualized operating ROE equals year to date net operating income divided by average stockholders’ equity for the year to date period, excluding AOCI, and then the yield is annualized. Rolling four quarter operating ROE equals net operating income of the previous four quarters divided by average stockholders’ equity for the four quarter period, excluding AOCI. The company believes annualized operating ROE and rolling four quarter operating ROE provide investors valuable measures of the performance of the company’s ongoing business, because they exclude the effect of realized gains (losses) on investments that tend to be highly variable and those events that are unusual and/or unlikely to recur. Also, rolling four quarter operating ROE diminishes the effect of seasonality which can be highly variable within our business, particularly within Assurant Specialty Property. The comparable GAAP measure for these included measures would be annualized return on equity, defined as the annualized yield of year to date net income divided by average stockholders’ equity for the year to date period, which was 18.5% for the nine months ended September 30, 2007.

Please see page 17 of the financial supplement, which is available on our website at www.assurant.com, for a summary of net operating income disclosed items.

Assurant, Inc. and Subsidiaries

Consolidated Statement of Operations (unaudited)

Three and Nine Months Ended September 30, 2007 and 2006

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
	(in thousands except number of shares and per share amounts)
Revenues
Net earned premiums and other considerations	$1,893,388	$1,717,640	$5,451,584	$5,075,615
Net investment income	194,049	180,672	601,247	553,672
Net realized (losses) on investments	(13,076)	(2,675)	(10,592)	(4,855)
Amortization of deferred gain on disposal of businesses	8,298	9,428	24,893	28,283
Fees and other income	65,533	79,014	203,050	210,236

Total revenues	2,148,192	1,984,079	6,270,182	5,862,951

Benefits, losses and expenses
Policyholder benefits	936,286	888,317	2,729,816	2,652,200
Selling, underwriting, general and administrative expenses	912,473	849,414	2,680,348	2,459,254
Interest expense	15,288	15,307	45,881	45,937

Total benefits, losses and expenses	1,864,047	1,753,038	5,456,045	5,157,391

Income before provision for income taxes and cumulative effect of change in accounting principle	284,145	231,041	814,137	705,560
Provision for income taxes	96,954	79,738	281,209	242,196

Net income before cumulative effect of change in accounting principle	187,191	151,303	532,928	463,364
Cumulative effect of change in accounting principle	—	—	—	1,547

Net income	$187,191	$151,303	$532,928	$464,911

Net income per share:
Basic	$1.58	$1.20	$4.43	$3.63
Diluted	$1.56	$1.18	$4.37	$3.58
Dividends per share	$0.12	$0.10	$0.34	$0.28
Share Data:
Basic weighted average shares outstanding	118,447,175	125,793,731	120,404,471	128,078,026
Diluted weighted average shares outstanding	119,741,434	127,766,049	122,062,011	129,877,613

Assurant, Inc. and Subsidiaries

Consolidated Condensed Balance Sheets

At September 30, 2007 (unaudited) and December 31, 2006

	September 30,	December 31,
	2007	2006
	(in thousands)
Assets
Investments and cash and cash equivalents	$14,400,013	$13,416,817
Reinsurance recoverables	3,920,626	3,914,972
Deferred acquisition costs	2,746,099	2,397,906
Goodwill	801,709	790,519
Assets held in separate accounts	3,305,217	3,298,543
Other assets	1,394,716	1,346,391

Total assets	26,568,380	25,165,148

Liabilities
Policyholder benefits and claims payable	10,582,219	10,178,509
Unearned premiums	5,142,208	4,429,893
Debt	971,831	971,774
Mandatorily redeemable preferred stock	21,160	22,160
Liabilities related to separate accounts	3,305,217	3,298,543
Accounts payable and other liabilities	2,622,680	2,431,672

Total liabilities	22,645,315	21,332,551
Stockholders’ equity
Equity, excluding accumulated other comprehensive income	3,925,551	3,744,533
Accumulated other comprehensive income	(2,486)	88,064

Total stockholders’ equity	3,923,065	3,832,597

Total liabilities and stockholders’ equity	$26,568,380	$25,165,148